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               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [ ]
Filed by a party other than the Registrant [X]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                         PENNZOIL CORP.
 .................................................................
     (Name of Registrant as Specified In Its Charter)

                      GUY P. WYSER-PRATTE
 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

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CONTACT:
--------

Eric Longmire
Senior Managing Director
Wyser-Pratte & Co., Inc.
(212) 495-5357

FOR IMMEDIATE RELEASE
---------------------

          PENNZOIL ACKNOWLEDGES PURPOSE OF LAST-MINUTE BYLAW AMENDMENT

     New York, New York, March 31, 1998----Guy P. Wyser-Pratte, a Pennzoil Corp. (NYSE:PZL) shareholder who is seeking election to the board, stated today that the Company's most recent amendments to its preliminary proxy materials reveal the purpose of a last minute bylaw amendment reducing the size of the board.

     "Pennzoil has claimed that they reduced the size of the board because of the difficulty of finding a qualified candidate to replace a director who decided to retire," said Wyser-Pratte, "but their proxy materials acknowledge a different reason for the amendment--under Pennzoil's cumulative voting system, the amendment increases the votes needed to elect me to the Company's board."

     Wyser-Pratte also noted that Pennzoil's claim that it could not find a qualified candidate to fill the position rings hollow since Pennzoil announced on December 4, 1997 that its President, Stephen Chesebro', would join the Company's board in early 1998. At that time a Company spokesman told a reporter that the number of directors would remain unchanged.

     "If Pennzoil were really looking for a replacement director, Chesebro' would be the perfect candidate," Mr. Wyser-Pratte noted. "The fact that they are no longer talking about putting him on the board convinces me that they are looking for an excuse to reduce the size of the board, so they can increase the vote I need to be elected."

     Ironically, the president of the Company, Mr. Chesebro' is also chief executive officer--not Mr. Pate--under the Pennzoil bylaws. Therefore, Pennzoil's decision not to put Chesebro' on the board of directors leaves the Company in the odd position of having a chief executive officer who is not a member of the Company's board of directors.

     The bylaw amendment provides that the number of directors on the Pennzoil Board will be reduced from 11 to 10 effective upon the resignation of W.J. Bovaird immediately prior to the Pennzoil annual meeting on May 7. As a result, only two directors will be elected this year. Under Pennzoil's cumulative voting system, the effect of shrinking the class of 1998 from three to two is to increase the stockholder votes needed to elect Mr. Wyser-Pratte (or another new director) at the 1998 Annual Meeting from 25% (plus one vote) to 33% (plus one vote).

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     Mr. Wyser-Pratte also noted that there is still a "gaping gap" separating
UPR's $84 per share offer and Pennzoil's stock price of 65 3/16 at yesterday's close. "In effect, Pennzoil has lost 20% of its value, as a result of the Board's obstruction of the UPR offer," Mr. Wyser-Pratte said. Wyser-Pratte increased its stake in Pennzoil last week, after the record date, to 726,800 shares or approximately 1.5% of the Company.

                                  * * * * * * *

     Mr. Guy Wyser-Pratte, a participant in the solicitation of proxies from Pennzoil shareholders, has filed proxy materials with the Securities and Exchange Commission in connection with Pennzoil's annual meeting to be held May 7 1998. Mr. Wyser-Pratte's proxy materials put forth a series of proposals to amend the Pennnzoil bylaws to limit the power of the Pennzoil board of directors to block acquisition proposals favored by a majority of the shareholders and to increase shareholders' ability to initiate shareholder action. Mr. Wyser-Pratte is also seeking election to the Pennzoil board of directors. Mr. Wyser-Pratte owns beneficially 726,800 shares of Pennzoil common stock. Mr. Eric Longmire of Wyser-Pratte & Co., Inc. is also a participant.